Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Eloxx Pharmaceuticals, Inc. of our report dated October 13, 2017, relating to the consolidated financial statements of Sevion Therapeutics, Inc., appearing in the Annual Report on Form 10-K of Sevion Therapeutics, Inc. for the year ended June 30, 2017.

/s/RSM US LLP

New York, NY
January 10, 2018